COLUMBIA FINANCIAL, INC. ANNOUNCES
COMPLETION OF ROSELLE BANK ACQUISITION

Fair Lawn, New Jersey, April 1, 2020 - Columbia Bank MHC, Columbia Financial, Inc. (NASDAQ: CLBK) and Columbia Bank (collectively, “Columbia”), announced today that Columbia has completed its acquisition of RSB Bancorp, MHC, RSB Bancorp, Inc. and Roselle Bank (collectively, “Roselle”).

At the effective time of the merger, Roselle Bank was merged with and into Columbia Bank and depositors of Roselle Bank became depositors of Columbia Bank, with the same rights and privileges in Columbia Bank MHC as if their accounts had been established in Columbia Bank on the date established at Roselle Bank. In addition, as part of the transaction, the Company issued 4,759,048 shares of its common stock to Columbia Bank MHC.

“With the addition of Roselle Bank, Columbia Bank is now serving 12 counties across the State of New Jersey. The combination advances our strategic growth plan and allows us to deliver enhanced products, digital services and lending capabilities to new markets,” said Thomas J. Kemly, President and CEO of Columbia Bank. “Our bank recently completed a successful systems conversion from its prior acquisition of Atlantic Stewardship Bank. With one successful conversion behind us, we look forward to welcoming the new customers and employees of Roselle Bank. Together, we are making community banking better.”

Columbia was advised in the transaction by the investment banking firm of Boenning & Scattergood, Inc. and represented by the law firm of Kilpatrick Townsend & Stockton LLP. Roselle was advised by the investment banking firm of Piper Sandler Companies and represented by the law firm of Luse Gorman, PC.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as the Bank’s mid-tier stock holding company. The Company is a majority-owned subsidiary of Columbia Bank MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas through its 62 full-service banking offices.

Forward-Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. This includes statements regarding the business plans and integration efforts once the transaction is complete, the Company’s ability to realize growth and efficiencies through the acquisition of Roselle, the Company’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the Company’s ability to integrate Roselle as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.